Exhibit 10.3

Name:	[●]
Target Number of Performance Units:	[●]
Date of Grant:	[●]
Performance Period:	The period commencing January 1, [●] and ending December 31, [●]

Bright Horizons Family Solutions Inc.
2012 Omnibus Long-Term Incentive Plan, as Amended and Restated
as of May 29, 2019
Performance Stock Unit Agreement
    This agreement (this “Agreement”) evidences the award (the “Award”) by Bright Horizons Family Solutions Inc. (the “Company”) to the undersigned (the “Grantee”) of Stock Units that vest in accordance with certain specified performance criteria, pursuant to and subject to the terms of the Bright Horizons Family Solutions Inc. 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated as of May 29, 2019 (as amended from time to time, the “Plan”), which is incorporated herein by reference.
1.    Award of Performance Units. The Company hereby awards to the Grantee on the date of grant set forth above (the “Date of Grant”), a target award of performance-based Stock Units (the “Performance Units”) equal to the Target Number of Performance Units set forth above, subject to the vesting and other conditions of this Agreement. Payment of the Performance Units shall be based on the extent, if any, to which the applicable performance metrics set forth in Schedule A (the “Performance Goals”) are attained during the Performance Period set forth above and the service vesting criteria are satisfied, as set forth in this Agreement.
2.    Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)    “Applicable Agreement” means a written employment, severance or change in control agreement between the Grantee and the Company or an Affiliate, as may be amended from time to time.
(b)    “Cause” shall have the following meaning: (A) if the Grantee is a party to an Applicable Agreement containing a “Cause” definition, “Cause” shall have the meaning set forth therein, or (B) if the Grantee is not a party to an Applicable Agreement containing a “Cause” definition, “Cause” shall have the meaning set forth in the Plan.
(c)    “CIC Termination” means an Involuntary Termination that occurs upon or within 12 months following the date of the Covered Transaction.
(d)    “Good Reason” shall have the following meaning: (A) if the Grantee is a party to an Applicable Agreement containing a “Good Reason” definition, “Good Reason” shall have the meaning set forth therein, or (B) if the Grantee is not a party to an Applicable Agreement containing a “Good Reason” definition, “Good Reason” shall mean any material diminution in the Grantee’s base salary, bonus opportunity, position or nature or scope of responsibilities (other than by inadvertence) or any material reduction in the Grantee’s benefits that uniquely and disproportionately affects the Grantee, in each case occurring without the Grantee’s consent and as to which (x) the Grantee has provided notice to the Company within 30 days of the date on which the Grantee knew or reasonably should have known of such diminution or reduction, (y) the Company shall not have remedied such diminution or reduction within 30 days of receiving such notice, and (z) the Grantee shall have terminated the Grantee’s Employment within 10 days after the Company’s failure to remedy such diminution or reduction. Termination of Employment for Good Reason, as provided herein, is intended to be an involuntary separation of service for purposes of Code Section 409A (as defined below), and shall be construed accordingly.
(e)    “Involuntary Termination” means the Grantee’s termination of Employment from the Company on account of a termination by the Company without Cause, other than on account of death or Disability, or by the Grantee for Good Reason.
3.    Vesting.
(a)    General Vesting. Subject to this Section 3, on the third anniversary of the Date of Grant (the “Vesting Date”), the Grantee shall vest in a number of Performance Units, if any, based on the attainment of the Performance Goals in accordance with the terms set forth in Schedule A and continued Employment through the Vesting Date.
(b)    Involuntary Termination; Disability; Death. Except as provided in Section 3(c) below, if the Grantee incurs an Involuntary Termination or incurs a termination of Employment on account of death or Disability, then the Grantee shall vest in a number of Performance Units calculated by multiplying the Performance Units (if any) that otherwise would have vested if the Grantee had continued in Employment through the Vesting Date, based on the attainment of the Performance Goals set forth in Schedule A, by a fraction, the numerator of which is the number of months during the Performance Period in which the Grantee was employed by the Company and the denominator of which is 36, provided that in the event the termination of Employment is on account of Involuntary Termination or Disability, the Grantee signs and does not revoke a release and waiver of claims in favor of the Company and its Affiliates in a form provided by the Company (a “Release”). For the avoidance of doubt, the Grantee shall not vest in any Performance Units that have been forfeited in accordance with the terms set forth in Schedule A.
(c)    Covered Transaction.
(i)    If a Covered Transaction occurs during the Performance Period, the Performance Units shall be treated as described in this Section 3(c). Notwithstanding anything to the contrary, the Administrator may take such other actions with respect to the Performance Units (including in respect of vesting) as it deems appropriate pursuant to the Plan.
(ii)    [For executive officers as determined by the Administrator (“Officers”): Provided the Grantee has remained in continuous Employment from the Grant Date through the date of the Covered Transaction, if either (i) the Grantee has remained in continuous Employment for at least two years immediately prior to the date of the Covered Transaction or (ii) the Performance Units are not assumed, substituted or otherwise continued following the Covered Transaction, then the Performance Units shall become fully vested immediately prior to the Covered Transaction assuming “Target”-level achievement of the Performance Goals. However, if (A) the Grantee has not remained in continuous Employment for at least two years immediately prior to the date of the Covered Transaction, (B) there is an acquiring or surviving entity as a result of the Covered Transaction and the Performance Units are assumed or substituted by the acquiror or surviving corporation (or an affiliate of the acquiror or surviving corporation) or otherwise continues following the Covered Transaction, and (C) the

Grantee is not a party to an Applicable Agreement providing otherwise, then the Performance Units will vest assuming “Target”-level achievement of the Performance Goals on the earlier to occur of (x) the Vesting Date, or (y) the date the Grantee incurs a CIC Termination, in each case, subject to the Grantee’s continuous Employment through such date.]
[For non-Officers: Except as otherwise provided in an Applicable Agreement, if any, provided the Grantee has remained in continuous Employment from the Grant Date through the date of the Covered Transaction, the Performance Units shall become fully vested immediately prior to the Covered Transaction assuming “Target”-level achievement of the Performance Goals; provided that if there is an acquiring or surviving entity as a result of the Covered Transaction and the Performance Units are assumed or substituted by the acquiror or surviving corporation (or an affiliate of the acquiror or surviving corporation) or otherwise continues following the Covered Transaction, the Performance Units shall become fully vested assuming “Target”-level achievement of the Performance Goals on the earlier to occur of (x) the Vesting Date, or (y) the date the Grantee incurs a CIC Termination, in each case, subject to the Grantee’s continuous Employment through such date.]
(iii)    For the avoidance of doubt, if the date of the Covered Transaction occurs after the Vesting Date but prior to settlement of any vested Performance Units, the vested Performance Units shall be settled in accordance with Sections 3(a) and 6 and Schedule A. Additionally, for the avoidance of doubt, the Grantee shall not vest in any Performance Units under this Section 3(c) that have been forfeited in accordance with the terms set forth in Schedule A.
(d)    Cause. Notwithstanding anything in this Agreement to the contrary, in the event the Grantee’s Employment is terminated by the Company for Cause, all outstanding Performance Units (whether vested or unvested) held by the Grantee shall immediately terminate and be of no further force or effect.
(e)    Other Termination. Except as provided in Sections 3(b) and 3(c), in the event of a termination of Employment prior to the Vesting Date, the Grantee shall forfeit all unvested Performance Units. No payment shall be made with respect to any unvested Performance Units that terminate as described in this Section 3(e). No Performance Units shall vest after the Grantee’s Employment has terminated for any reason.
4.    Performance Units Account.
The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Performance Units to the bookkeeping account.
5.    Dividend Equivalents.
    Dividend equivalents shall accrue with respect to the Grantee’s Performance Units and shall be payable subject to the same vesting terms and other conditions as the Performance Units to which they relate. Dividend equivalents shall be credited on the Performance Units when dividends are declared on shares of Stock from the Grant Date until the Payment Date (as defined in Section 6(a)) for the vested Performance Units. The Company will keep records of dividend equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested dividend equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related dividend equivalents shall also be forfeited.

6.    Conversion of Performance Units.
(a)    The Grantee shall be entitled to receive payment of the vested Performance Units (i) within 60 days after the Vesting Date with respect to Performance Units that vest under Section 3(a) or Section 3(b) (upon a termination on account of Involuntary Termination, death or Disability), or (ii) within 60 days following the applicable date specified in Section 3(c) in connection with Performance Units that vest in connection with a Covered Transaction as specified therein (in any case, the “Payment Date”).
(b)    Subject to Section 3(c), on the applicable Payment Date, each vested Performance Unit credited to the Grantee’s account shall be settled in whole shares of Stock of the Company equal to the number of vested Performance Units, subject to compliance with the six-month delay described in Section 17 below, if applicable, and the payment of any federal, state and local withholding taxes as described in Section 13 below. The obligation of the Company to distribute shares of Stock shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Administrator, including as set forth in Section 15 below.
(c)    For the avoidance of doubt, the Grantee shall forfeit all Performance Units if the Grantee’s Employment is terminated for Cause prior to the Payment Date under this Section 6.
7.    Certain Corporate Changes.
In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718 (or any successor provision), the Administrator shall make appropriate adjustments to, as provided in the Plan, the number and class of shares or securities of the Company underlying the Performance Units held by the Grantee, the number of shares of Stock for which the Performance Units may vest, the Performance Goals, and any other provision of the Performance Units affected by such change. Any adjustment that occurs under the terms of this Section 7 or the Plan will not change the timing or form of payment with respect to any Performance Units except in accordance with section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).
8.    No Stockholder Rights.
The Grantee has no voting rights and no other ownership rights and privileges of a stockholder with respect to the shares of Stock subject to the Performance Units, except as otherwise provided in Section 5.
9.    Effect on Employment.
Neither the award of the Performance Units, nor the vesting of the Performance Units, will give the Grantee any right to be retained in the employ or service of the Company or any of its subsidiaries, affect any right of the Company or any of its subsidiaries to discharge or discipline the Grantee at any time, or affect any right of the Grantee to terminate the Grantee’s Employment at any time.
10.    Amendment.
This award of Performance Units may be amended by the Administrator in accordance with Section 9 of the Plan.

11.    Notice.
Any notice to the Company provided for in this Agreement shall be addressed to it in care of the Secretary of the Company and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or a subsidiary thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Agreement, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Performance Units via the Company’s electronic mail system or other electronic delivery system.
12.    Incorporation of Plan by Reference.
This Agreement is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Administrator shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units awarded under this Agreement constitutes the Grantee’s acknowledgment that all decisions and determinations of the Administrator with respect to the Plan, this Agreement, and/or the Performance Units shall be final and binding on the Grantee, the Grantee’s beneficiaries, and any other person having or claiming an interest in such Performance Units. The settlement of any award with respect to Performance Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Administrator in accordance with the provisions of the Plan.
13.    Income Taxes; Withholding Taxes.
The Grantee agrees, as a condition of receiving the Performance Units, to pay to the Company or a subsidiary, as applicable, or make arrangement satisfactory to the Company regarding the payment of, all applicable federal, state and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to the Performance Units. The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Performance Units pursuant to this Agreement. At the time of taxation, the Company shall have the right to deduct from amounts payable with respect to the Performance Units, including by withholding shares of Stock, an amount equal to the federal (including FICA), state and local income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Performance Units. Without limiting the foregoing, upon payment of the Performance Units, the Company shall withhold shares subject to the vested Performance Units to cover any of the applicable withholding for related FICA tax and income tax liabilities at the minimum applicable tax rate.
14.    Governing Law.
The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle.

15.    Forfeiture; Recovery of Compensation.
    By accepting the Performance Units, the Grantee expressly acknowledges and agrees that the Grantee’s rights under the Performance Units, and those of any Stock received following payment of the Performance Units or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 18 of this Agreement.
16.    Assignment.
This Agreement shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Performance Units, except in the event of the Grantee’s death.
17.    Code Section 409A.
This award of Performance Units is intended to be exempt from or comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Performance Units constitute “deferred compensation” under Code Section 409A and the Performance Units become vested and settled upon the Grantee’s termination of Employment, payment with respect to the Performance Units shall be delayed for a period of six months after the Grantee’s termination of Employment if the Grantee is a “specified employee” as defined under Code Section 409A (as determined by the Company) and if required pursuant to Code Section 409A. If payment is delayed, the shares of Stock of the Company and accrued cash dividend equivalents shall be distributed within 30 days after the date that is the six-month anniversary of the Grantee’s termination of Employment. If the Grantee dies during the six-month delay, the shares of Stock and accrued cash dividend equivalents shall be distributed within 60 days following the Grantee’s death in accordance with the Grantee’s will or under the applicable laws of descent and distribution. If required by Code Section 409A, payment following vesting on a Covered Transaction can only be made if the Covered Transaction is a “change of control event” as defined under Code Section 409A, and if the Covered Transaction is not a “change of control event” as defined under Code Section 409A, payment will be made within 60 days following the earlier to occur of (x) the Vesting Date, or (y) the date the Grantee incurs a CIC Termination (or as otherwise set forth in Section 6 consistent with Code Section 409A). Notwithstanding any provision to the contrary herein, payments made with respect to this award of Performance Units may only be made in a manner and upon an event permitted by Code Section 409A, and all payments to be made upon a termination of Employment hereunder may only be made upon a “separation from service” as defined under Code Section 409A, if required pursuant to Code Section 409A. To the extent that any provision of this Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Performance Units to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. If the Performance Units constitute “deferred compensation” under Code Section 409A and payment is subject to the execution of a Release, and if such payment could be made in more than one taxable year, payment shall be made in the later taxable year, if required by Code Section 409A.
18.    Acknowledgments.
By accepting the award of Performance Units, the Grantee agrees to be bound by, and agrees that the Award is subject in all respects to, the terms of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder, and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.
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Executed as of the ___ day of ___, 20___.

Company:    BRIGHT HORIZONS FAMILY SOLUTIONS INC.

By: ______________________________
Name:
Title:

Grantee:
__________________________________
Name:
Address:

[Signature Page to Performance Stock Unit Agreement]

Schedule A

The Performance Units shall vest based on the three-year average Adjusted EBITDA Growth over the Performance Period, as determined by the Administrator in its sole discretion, subject to the service vesting conditions, as described below in this Schedule A.
1.    Vesting. Effective as of the Vesting Date, a number of Performance Units shall vest equal to the product of (i) the number of Performance Units set forth in Section 1 of the Agreement, to the extent such Performance Units remain outstanding and have not otherwise been forfeited, multiplied by (ii) the Vesting Percentage, subject to the Grantee’s continued Employment with the Company through the Vesting Date, except as otherwise provided in the Agreement, the Plan or this Schedule A. Performance Units that are no longer eligible to vest following the Administrator’s determination of the number of vested Performance Units shall immediately be forfeited to the Company by the Grantee for no consideration as of the date of such determination. Each number, factor and metric used to calculate the number of vested Performance Units shall be determined by the Administrator in its sole discretion.
2.    Definitions. The following terms, when used in this Schedule A, will have the meanings set forth below:
(a)    “Adjusted EBITDA” means the Company’s earnings (loss) before interest, taxes, depreciation and amortization, subject to certain other adjustments made with respect to extraordinary, unusual or infrequently occurring events, as reported or included in the Company’s financial results, financial statements and/or Annual Report on Form 10-K.
(b)    “Adjusted EBITDA Growth” means, with respect to any Performance Year, the percentage derived from applying the following formula: (i) the Company’s actual Adjusted EBITDA for such Performance Year, divided by (ii) the Company’s actual Adjusted EBITDA for the calendar year immediately preceding such Performance Year, minus (iii) one.
(c)    “Annual Performance Percentage” means, with respect to any Performance Year, the percentage derived from the following table:

Achievement Level	Adjusted EBITDA Growth for the Performance Year	Annual Performance Percentage
Maximum	> [●]%	200%
Target	[●]%	100%
Threshold	[●]%	50%
Below Threshold	< [●]%	0%
In the event that the Adjusted EBITDA Growth for the Performance Year falls between any of the stated Adjusted EBITDA Growth percentages in the table above, the Annual Performance Percentage for the Performance Year shall be determined using a linear interpolation from the next lowest stated percentage. For the avoidance of doubt, if the Adjusted EBITDA Growth for any Performance Year falls below the “Threshold” achievement level in the table above then the Annual Performance Percentage for the Performance Year shall be 0%, and if the Adjusted EBITDA Growth for any Performance Year falls above the “Maximum” achievement level in the table above then the Annual Performance Percentage for the Performance Year shall be 200%.
(d)    “Performance Year” means any calendar year during the Performance Period.
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(e)    “Vesting Percentage” shall be the percentage derived from a fraction, (i) the numerator of which is the sum of the Annual Performance Percentage for each Performance Year during the Performance Period, and (ii) the denominator of which is three; provided that, if the Vesting Percentage derived from such fraction is less than 50%, then the Vesting Percentage shall be 0% and no Performance Units shall vest. Notwithstanding anything herein to the contrary, the Administrator may decrease the Vesting Percentage with respect to any of the Performance Units, in its sole discretion.
3.    Adjustments. Notwithstanding anything herein or in the Plan to the contrary, the Administrator may adjust the Performance Goals set forth herein to exclude the impact of any acquisitions or dispositions of businesses or business segments by the Company, one-time non-operating charges, unusual or nonrecurring items, accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority), changes in tax laws, impact of discontinued operations, restatements of prior period financial results, and any other events or transactions that may result in distortion of such Performance Goals. In addition, if the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals set forth herein unsuitable, the Administrator may modify such Performance Goals, in whole or in part, as the Administrator deems appropriate and equitable.
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